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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                                               Commission File Number  000-27838

                              FORTE SOFTWARE, INC.
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             (Exact name of registrant as specified in its charter)

             1800 Harrison Street, Oakland, CA 94612 (510) 869-3400
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    (Address, including zip code, and telephone number. including area code, of registrant's principal executive offices)

                                  Common Stock
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
                duty to file reports under section 13(a) or 15(d)
                                    remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(ii)         [ ]
Rule 12g-4(a)(2)(ii)       [ ]        Rule 15d-6                   [ ]
Rule 12h-3(b)(1)(i)        [X]

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     Approximate number of holders of record as of the certification or notice date:

         Common Stock                                         0
         Preferred Stock Purchase Rights                      0

     Pursuant to the requirements of the Securities Exchange Act of 1934 Forte Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: October 19, 1999               By: /s/ Bob L. Corey
                                        -----------------------------------
                                        Name:   Bob L. Corey
                                        Title:  Senior Vice President, Chief
                                                Financial Officer, and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed, It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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